Exhibit 23.5

Consent of Independent Auditor

American Residential Properties, Inc.

Scottsdale, Arizona

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 18, 2013, for the audit of the Statement of Revenues and Certain Expenses of Empire Arizona Properties, included in the Registration Statement (Form S-11) and related prospectus of American Residential Properties, Inc. for the registration of shares of its common stock.

/s/ Semple, Marchal & Cooper, LLP

Certified Public Accountants

Phoenix, Arizona

May 7, 2013